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                                                                       Exhibit 4

                              JQH ACQUISITION, LLC
                               Carnegie Hall Tower
                              152 West 57th Street
                                   56th Floor
                               New York, NY 10019

                              GIC REAL ESTATE, INC.
                              156 West 56th Street
                                   Suite 1900
                               New York, NY 10019
                                February 3, 2005

Special Committee of the Board of Directors of
         John Q. Hammons Hotels, Inc.
John Q. Hammons Hotels, Inc.
300 John Q. Hammons Pkwy, Suite 900
Springfield, MO  65806

      RE:   EXCLUSIVITY AGREEMENT

Gentlemen:

      Reference is made to (i) that certain Proposal (the "PROPOSAL") to Acquire John Q. Hammons Hotels, Inc., dated January 31, 2005, from JQH Acquisition, LLC and GIC Real Estate, Inc. (collectively, "INVESTOR") to the Special Committee (the "SPECIAL COMMITTEE") of the Board of Directors of John Q. Hammons Hotels, Inc. (the "COMPANY"), and (ii) that certain Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") dated as of November 19, 2004 between JD Holdings, LLC and the Company.

      1. REAFFIRMATION OF PROPOSAL. Investor hereby reaffirms its interest in pursuing the transactions set forth in the Proposal, subject to the terms and conditions contained therein.

      2. EXCLUSIVITY. In consideration of Investor's willingness to continue to pursue the transactions contemplated by the Proposal and to spend the significant time and resources related thereto, the Company agrees that it will immediately discontinue any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted prior to the date hereof by the Company or any of its affiliates, directors, officers, employees, advisors, agents or representatives (collectively, the "REPRESENTATIVES"), with respect to any proposed, potential or contemplated Alternative Transaction (as defined below). The Company also agrees that through and including midnight, central standard time on February 28, 2005 (the "EXCLUSIVITY PERIOD"), it will not, and will not authorize or permit any of its affiliates or any of the Company's or its affiliates' Representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative
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Transaction or (iii) authorize, approve, consummate, engage in, or enter into any agreement with respect to, any Alternative Transaction. The foregoing provisions shall not apply to solicitations or discussions pursued independently by Mr. John Q. Hammons ("MR. HAMMONS") which have not been directly or indirectly authorized or encouraged by the Company's Board of Directors or any committee or Representatives thereof other than Mr. Hammons or any other person (other than members of the Special Committee of the Board of Directors and their Representatives) acting on behalf or at the direction of Mr. Hammons, it being understood and agreed that Investor contemplates entering into a separate agreement providing for exclusivity from Mr. Hammons. In the event that, during the Exclusivity Period, the Company receives an offer, proposal or similar communication regarding an Alternative Transaction, the Company shall promptly deliver written notice of such communication to Investor, including reasonable detail of the substance thereof.

For purposes of this letter, "ALTERNATIVE TRANSACTION" means any (i) reorganization, dissolution, liquidation or recapitalization of the Company, John Q. Hammons Hotels, L.P. (the "PARTNERSHIP"), or any of their respective subsidiaries or affiliates (collectively, the "HAMMONS ENTITIES") or involving the Hammons Entities, (ii) merger, consolidation, share exchange or acquisition of the Hammons Entities, (iii) sale of any material amount of assets of the Hammons Entities, (iv) direct or indirect acquisition or purchase of any capital stock, partnership interests or other equity interests of the Hammons Entities or any tender officer or exchange offer, that if consummated would result in any person (other than Mr. Hammons and entities controlled by him) beneficially owning 20% or more of any class of equity securities of the Hammons Entities, or any of its subsidiaries or any option or right to acquire such securities, (v) any similar transaction or business combination involving the Hammons Entities or their respective businesses, capital stock, partnership interests, other equity interests or assets or (vi) other transaction the consummation of which would prevent, impede or delay the consummation of the transactions contemplated in the Proposal (including, without limitation, a Hammons Transaction (as defined therein), that, in each of the cases outlined in items (i) through (vi) above, does not involve Investor (or one of its designees) on terms acceptable to it in its sole discretion.

During the Exclusivity Period, the parties shall negotiate in good faith to complete transactions contemplated in the Proposal.

      3. FEES AND EXPENSES; EFFECT OF ALTERNATIVE TRANSACTION. Except as set forth below or as may otherwise be mutually agreed upon in any definitive transaction agreement, each of the Company and Investor will pay its own fees and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transactions contemplated hereby; provided that if the transactions contemplated hereby are consummated, the Company will bear the reasonable out-of-pocket fees and expenses of Investor.

In addition, in the event that (i) Investor presents to the Committee definitive agreements in respect of a Hammons Transaction which have been fully-negotiated with Mr. Hammons; (ii) Mr. Hammons confirms to the Committee in writing that, with the Committee's approval, Mr. Hammons is prepared to execute such documents; and (iii) thereafter, the transactions contemplated herein are not consummated and the Company consummates an Alternative


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Transaction within 12 months following termination of negotiations between the
Company and Investor, then the Company shall pay to Investor, immediately upon such consummation, the sum of $2.5 million in immediately available funds.

      4. ACCESS TO INFORMATION; AUTHORIZATION. The Company will, and will cause the other Hammons Entities and their respective Representatives to, afford to Investor and its representative, lawyers, consultants, agents, lenders and investors full and complete access to the properties, business, personnel (including outside accountants and lawyers), distributors, financial, legal, accounting, tax, and other data and information relating to the Company as requested by any of them or their representatives or agents for purposes of evaluating the transactions contemplated by the Proposal.

      5. COMMUNICATIONS WITH STOCKHOLDERS. Notwithstanding any provision of the Confidentiality Agreement to the contrary, the Company hereby authorizes Investor and JD Holdings (who shall be deemed to be an intended third-party beneficiary of this letter agreement) to keep apprised of our negotiations those persons who directly or beneficially own or control shares of the Company's Class A Common Stock and with whom Investor has entered into a Stockholders' Agreement or has engaged in substantive discussions with respect thereto as of the date hereof and who have signed confidentiality agreements with either JQH Acquisition, LLC or JD Holdings, LLC.

      6. COUNTERPARTS; GOVERNING LAW; LIMITED BINDING EFFECT; TERMINATION. This letter agreement may be executed in two or more counterparts (any of which may be by facsimile signature). This letter agreement shall be governed by the substantive laws of the State of Delaware, and when signed by each of the parties listed on the signature page hereto, will be a binding agreement between the parties hereto. This letter agreement shall not impose upon any party the obligation to actually consummate a transaction, but is binding upon the parties hereto with respect to the subject matter hereof. This letter agreement will automatically terminate and be of no further force and effect upon the expiration of the Exclusivity Period. Notwithstanding anything to the contrary contained herein, the termination of this letter agreement will not affect (i) any rights any party has with respect to the breach of this letter agreement prior to any such termination, or (ii) the obligations of each party set forth in Section 3 of this letter agreement, which shall survive the termination of this letter agreement. The Company acknowledges that if it fails to perform any of its obligations under this letter agreement during the Exclusivity Period, immediate and irreparable harm or injury might be caused to Investor for which money damages would not be an adequate remedy. In such event, the Company agrees that Investor shall have the right, in addition to any other rights and remedies it may have, to seek specific performance of this letter agreement (without the necessity of posting a bond or other security).

      7. ENTIRE AGREEMENT. This letter agreement and the Confidentiality Agreement, set forth the entire understanding of the parties with respect to the transactions contemplated hereby and thereby, and this letter agreement supercedes all prior discussions, understandings, agreements and representations by or between the parties other than as expressly set forth in the Confidentiality Agreement, and this letter agreement shall not be modified or amended except by a written agreement executed and delivered by each of the parties hereto.


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                                    * * * * *

      If you are in agreement with the terms set forth above, please sign in the space provided below and return an executed copy to us.

                                               Sincerely,

                                               JQH ACQUISITION, LLC

                                                  /s/ JONATHAN D. EILIAN
                                               ------------------------------
                                               By:      Jonathan D. Eilian
                                               Its:     Managing Member

                                               GIC REAL ESTATE, INC.

                                                  /s/ HOWARD MARGOLIS
                                               -----------------------------
                                               By:      Howard Margolis
                                               Its:     Senior Vice President

ACCEPTED AND AGREED as of
February 3, 2005

John Q. Hammons Hotels, Inc.

By:     /S/ LOUIS WECKSTEIN
      ------------------------

Its:    President
      ------------------------


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